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                                                                   EXHIBIT 12.6

                      PRECISION PACKAGING AND SERVICING INC.
                         FIXED CHARGE RATIO COMPUTATION
                                (GUARANTORS ONLY)

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
                                                                  FOR THE PERIOD
                                                               FEBRUARY 29, 2000 TO
                                                                 DECEMBER 31, 2000
                                                              ------------------------
                                                               (DOLLARS IN THOUSANDS)
Income before taxes .....................................           $    770
Fixed charges reflected in income (loss) before taxes
   Interest expense .....................................              2,497
   One third of rental expenses .........................                 32
                                                                    --------
Total fixed charges .....................................           $  2,529
                                                                    --------

Income (loss) before taxes plus fixed charges above .....           $  3,299
                                                                    ========
Fixed charge ratio ......................................              1.30x
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